Exhibit 99.1

A10 Networks Announces Preliminary Q4 results and Expects to Announce Fourth Quarter 2019 and Full Year 2019 results on February 11, 2020

Expected revenue results for fourth quarter of 2019 to be between $59 million and $60 million, above high end of guidance

Fourth quarter and full year 2019 earnings announcement scheduled for February 11, 2020

SAN JOSE, Calif. – January 7, 2020 — A10 Networks (NYSE: ATEN), a leading provider of secure application solutions and services, today announced that, based on preliminary data, it expects to report revenue results for the fourth quarter of 2019 between $59 million and $60 million, above the previous guidance range of $55 million to $59 million. The Company has not yet completed the close of the fourth quarter nor commenced the audit of its 2019 financial results, and thus the foregoing numbers may be subject to adjustment.

“I am excited by the overall opportunity for A10 investors, customers and employees. We believe our strong customer engagement and exciting product roadmap positions us well for the future needs of the industry. Looking ahead, we remain focused on driving improved financial performance through top-line growth and operational excellence,” said Dhrupad Trivedi, CEO of A10 Networks.

A10 also announced today that EVP of Sales, Chris White, informed the Company on January 6, 2020 that he is voluntarily resigning from his position, effective January 17, 2020. Mr. White’s departure is not the result of any disagreement with the Company regarding its operations, policies or practice. The Company has initiated a search to replace Mr. White. CEO Dhrupad Trivedi will oversee the sales organization on an interim basis. Mr. Trivedi said, “We thank Chris White for his leadership and many contributions to A10, and wish him the best in the next chapter in his career.”

A10 also announced today that it expects to report its fourth quarter and full year 2019 financial results after the U.S. markets close on Tuesday, February 11, 2020. Management will host a call that day at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the results.

Interested parties may access the conference call by dialing + 1-844-792-3728 or + 1-412-317-5105.

A live audio webcast of the conference call will be accessible from the “Investor Relations” section of A10 Network’s website at investors.a10networks.com. The webcast will be archived for a period of one year. A telephonic replay of the conference call will be available two hours after the call and will run for five business days and may be accessed by dialing + 1-877-344-7529 or + 1-412-317-0088 and entering the passcode 10137756.

A presentation with management’s prepared remarks on its fourth quarter 2019 financial results and supplemental financial information will be posted to the website following the issuance of the company’s fourth quarter and full year 2019 results press release after U.S. markets close on Tuesday, February 11, 2020. These materials will be accessible from the “Investor Relations” section of A10 Network’s website at investors.a10networks.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding financial performance for the fourth quarter of 2019, and revenue growth and improved financial performance in 2020. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Factors that may cause actual results to differ include currently unknown issues and adjustments that may arise during the normal course of the close of our fourth quarter and completion of the audit of our 2019 financial statements, execution risks related to closing key deals and improving our execution, the continued market adoption of our products, our ability to successfully anticipate market needs and opportunities, our timely development of new products and features, our ability to achieve or maintain profitability, any loss or delay of expected purchases by our largest end-customers, our ability to maintain or improve our competitive position, competitive and execution risks related to cloud-based computing trends, our ability to attract and retain new end-customers and our largest end-consumers, our ability to maintain and enhance our brand and reputation, changes demanded by our customers in the deployment and payment model for our products, continued growth in markets relating to network security, the success of any future acquisitions or investments in complementary companies, products, services or technologies, the ability of our sales team to execute well, our ability to shorten our close cycles, the ability of our channel partners to sell our products, variations in product mix or geographic locations of our sales, risks associated with our presence in international markets, weaknesses or deficiencies in our internal control over financial reporting, and our ability to timely file periodic reports required to be filed under the Securities Exchange Act of 1934.

About A10 Networks

A10 Networks (NYSE: ATEN) is a leading provider of secure application services and solutions, with a range of high-performance application networking solutions that help organizations ensure that their data center applications and networks remain highly available, accelerated and secure. Founded in 2004, A10 Networks is based in San Jose, Calif., and serves customers globally with offices worldwide. For more information, visit: www.a10networks.com and @A10Networks.

The A10 logo and A10 Networks are trademarks or registered trademarks of A10 Networks, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

Investor Contact:

Tom Constantino

investors@a10networks.com

Media and Analyst Contact

A10 Networks

Karin Gilles

kgilles@a10networks.com